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                               COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                       EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                           (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended February 29, 1996 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).


                                                             For Fiscal Years Ended February 29(28),
                                          ------------ -- ------------- -- ------------ -- ------------- -- -------------
                                             1996             1995            1994             1993             1992
                                          ------------    -------------    ------------    -------------    -------------
Net earnings                               $195,720         $88,407          $179,460        $140,073         $60,196
Income tax expense                          130,480          58,938           119,640          93,382          40,131
Interest charges                            281,573         205,464           219,898         128,612          69,760
Interest portion of rental expense            6,803           7,379             6,372           4,350           2,814
                                          ------------    -------------    ------------    -------------    -------------

Earnings available to cover
  fixed charges                            $614,576        $360,188          $525,370        $366,417        $172,901
                                          ============    =============    ============    =============    =============

Fixed charges
  Interest charges                          281,573         205,464          $219,898        $128,612         $69,760
  Interest portion of rental expense          6,803           7,379             6,372           4,350           2,814
                                          ------------    -------------    ------------    -------------    -------------

      Total fixed charges                  $288,376        $212,843         $226,270         $132,962         $72,574
                                          ============    =============    ============    =============    =============

Ratio of earnings to fixed charges              2.13            1.69             2.32           2.76             2.38
                                          ============    =============    ============    =============    =============

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